Exhibit 99.2
News Release

Hooper Holmes Closes Merger with Provant
and Announces First Quarter 2017 Financial Results

•	Reports first quarter revenue growth and improved adjusted EBITDA

OLATHE, Kan. and EAST GREENWICH, R.I., May 12, 2017 -- Hooper Holmes, Inc. (OTCQX:HPHW) and Provant Health Solutions LLC today announced the closing of their merger on May 11, 2017. Hooper Holmes also announced its financial results for the quarter ended March 31, 2017.

Merger Closing:
The merger creates one of the largest, pure-play health and wellness companies in the United States. For the last nine months of 2017, the company expects pro forma revenues of $54+ million, and adjusted EBITDA of $3+ million. For the 2018 full year, management anticipates further increases in revenues, adjusted EBITDA of $5+ million, and positive net income.

First Quarter Financial Results:
Hooper Holmes’ revenues, which do not include Provant, totaled $7.6 million for the first quarter of 2017, an increase of 5 percent compared to the first quarter of 2016. Hooper Holmes recorded a net loss of $3.1 million for the first quarter of 2017, which represents an improvement of 9 percent versus the first quarter of 2016. When one-time charges associated with the merger are backed out, the first quarter 2017 net loss would have improved 26 percent as compared to first quarter 2016. Adjusted EBITDA for the first quarter 2017 was a loss of $1.0 million, an improvement of 28 percent compared to the first quarter 2016.

Gross profit for Hooper Holmes’ 2017 first quarter increased to $1.7 million, a 16 percent improvement compared to the same period in 2016. Selling, general, and administrative expenses for the three month period ended March 31, 2017, totaled $3.5 million, a decrease of 9 percent compared to the first quarter of 2016.

"The fundamentals of our business continued to improve in the traditionally slow first quarter. As a combined company, we have created a compelling platform that is poised to deliver best-in-class clinical support, data management and reporting services closely aligned with our clients' goals and needs.” commented Henry Dubois, Chief Executive Officer of Hooper Holmes. “Together, we provide extensive, end-to-end health and well-being services that deliver the right outcomes to the right individuals at the right time, enhancing results for our partners and clients.”

Henry Dubois continues to serve as Chief Executive Officer of the combined company while Provant’s Chief Executive Officer, Heather Provino, serves as the Chief Strategy Officer. Provant’s Mark Clermont serves as President, and Steven Balthazor continues to serve as Chief Financial Officer. The Company will operate out of two primary locations, one in Olathe, KS and one in East Greenwich, RI.

Conference Call

The Company will host a conference call today, Friday, May 12, 2017, at 7:30 a.m. CT (8:30 a.m. ET) to discuss its first quarter 2017 financial results. A slide presentation will accompany the conference call and is available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 877-548-7901 or internationally 1-719-325-4923, conference ID: 8468899, five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available through May 19, 2017, by dialing 844-512-2921, or internationally 1-412-317-6671. The access code for the replay is 8468899.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs. www.hooperholmes.com

About Provant

Provant is a leader of comprehensive workplace well-being solutions in North America, with a growing global presence. Founded in 2001, Provant partners with employers to improve employee health and productivity while supporting healthcare cost management. Provant touches millions of lives by delivering customized well-being strategies and services on-site, telephonically and digitally utilizing advanced data management. www.provanthealth.com

For further information:

Henry E. Dubois
CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Investors: Scott Gordon
CORE IR
(516) 222-2560

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," and "will" or, in each case, their negative, and other variations or comparable terminology.  These forward-looking statements include all statements other than historical facts.   Any forward-looking statement made by management during this call is not a guarantee of future performance, and actual results may differ materially from those expressed in or suggested by the forward-looking statements, as a result of various factors, including, without limitation the factors discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time-to-time in subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by management on this call speaks only as of the date hereof, and the Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. In addition, management uses the non-GAAP performance measures Adjusted EBITDA on this call.  You can find a reconciliation of such measures to their nearest GAAP equivalent in the Company’s earnings release, which is available on our website.

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HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended March 31, 2017		Three months ended March 31, 2016	
Revenues	$	7,601	$	7,241
Cost of operations		5,909		5,781
Gross profit		1,692		1,460
Selling, general and administrative expenses		3,480		3,827
Transaction costs		682		108
Operating loss from continuing operations		(2,470)		(2,475)
Interest expense, net		767		789
Loss from continuing operations before taxes		(3,237)		(3,264)
Income tax expense		5		5
Loss from continuing operations		(3,242)		(3,269)
Discontinued operations:				
Gain (loss) from discontinued operations		113		(159)
Net loss	$	(3,129)	$	(3,428)
Reconciliation of GAAP results to Non-GAAP results				
Interest expense	$	219	$	212
Other debt related costs included in interest expense		548		577
Income tax expense		5		5
Depreciation and amortization		623		701
Share-based compensation expense		38		80
Stock payments in connection with debt amendments		-		150
Transaction costs		682		108
Transition costs		(2)		52
Portamedic contingent liability		-		150
Lease settlements		19		-
Adjusted (Non-GAAP) EBITDA	$	(997)	$	(1,393)

Adjusted EBITDA for first quarter 2017 was ($0.1 million), compared to ($1.4 million) for the first quarter of 2016. The above schedule is a description of adjustments made to net loss.

	2017		2016	
Income (loss) per share				
Continuing operations:				
Basic	$	(0.30)	$	(0.41)
Diluted		(0.30)		(0.41)
Discontinued operations:				
Basic		0.01		(0.02)
Diluted		0.01		(0.02)
Net loss:				
Basic		(0.29)		(0.43)
Diluted		(0.29)		(0.43)
Weighted average number of shares:				
Basic and diluted		10,814,398		8,056,547